EXHIBIT 18

                        UNITED STATES DISTRICT
                   COURT NORTHERN DISTRICT OF OHIO
                           EASTERN DIVISION

                                             )
FIRST UNION REAL ESTATE EQUITY AND           )
MORTGAGE INVESTMENTS,                        )
                                             )
                              Plaintiff,     )     CIVIL ACTION NO. 98 CV 0105
                                             )
          - against -                        )     JUDGE ALDRICH
                                             )
GOTHAM PARTNERS, L.P., et al.,               )
                                             )
      Defendants and Counterclaimants.       )
                                             )

              GOTHAM'S MOTION FOR PRELIMINARY INJUNCTION

     Defendants and Counterclaimants Gotham Partners, L.P. and Gotham Partners II, L.P. (collectively, "Gotham"), move this Court, pursuant to Rule 65 of the Federal Rules of Civil Procedure, for an order preliminarily enjoining plaintiff First Union Real Estate Equity and Mortgage Investments ("First Union"), its directors, officers, Trustees, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from:

     1. making any further solicitation of First Union shareholders in connection with First Union's Annual Meeting scheduled for April 14, 1998 ("Annual Meeting") unless and until First Union has made the required filings under Section 14(a) of the Securities Exchange Act of 1934 ("the 1934 Act"), 15 U.S.C. Section 78n(a), and the SEC Rules promulgated thereunder;

     2. making material misrepresentations and false and misleading statements in the course of soliciting proxies for First Union shares;

     3. taking any actions that would dilute or interfere with Gotham's voting, nomination, and proposal rights or in any other way discriminate against Gotham in the exercise of its rights with respect to its First Union shares; and

     4. from taking any steps to impede or frustrate the ability of First Union's stockholders to consider and make their own determination on Gotham's nominations and proposal being submitted at the Annual Meeting or taking any other action to thwart or interfere with the proxy contest for the Annual Meeting;

     5. from taking actions to deprive Gotham of its right to receive dividends, interest, or other distributions on the alleged ground that Gotham's shares are Excess Securities under Article VI, Section 6 of First Union's By-Laws (the "By-Laws");

     6. from obstructing Gotham's proposal to increase the size of First Union's Board of Trustees ("the Board") and Gotham's nomination of candidates to sit on the Board on the alleged ground that the proposal and nomination are in violation of First Union's Declaration of Trust (the "Declaration of Trust");

     7. from obstructing or preventing Gotham's solicitation of proxies on behalf of its proposal and its nominees on the alleged ground that such solicitation would violate the terms and/or conditions of the Declaration of Trust and By-Laws.

     The bases for Gotham's Motion will be set forth more fully in Gotham's forthcoming Memorandum in Support of Gotham's Motion for Preliminary Injunction with supporting affidavits, to be served and filed in accordance with this Court's scheduling instructions.

Dated:   January 23, 1998
         Cleveland, Ohio

OF COUNSEL:                              /s/ Michael J. Garvin
                                    ---------------------------------
HAHN LOESER & PARKS LLP                  David C. Weiner (0013351)
                                         Michael J. Garvin (0025394)

                                         3300 BP America Building
                                         200 Public Square
                                         Cleveland, Ohio 44114-2301
                                         (216) 621-0150

                                          - and -

OF COUNSEL:

FRIED, FRANK, HARRIS, SHRIVER            /s/ Alexander R. Sussman
& JACOBSON                          ----------------------------------
                                         Alexander R. Sussman(FN1)

                                         25th Floor
                                         One New York Plaza
                                         New York, New York 10004-1980
                                         (212) 859-8000

                                         Attorneys for Defendants
                                         and Counterclaimants

TO:   Frances Floriano Goins
      SQUIRE, SANDERS & DEMPSEY L.L.P.
      Attorneys for Plaintiff
      4900 Key Tower
      127 Public Square
      Cleveland, Ohio 44114-1304


--------
[FN]
1  Application to appear pro hac vice being submitted.


                        CERTIFICATE OF SERVICE

     A copy of the foregoing Gotham's Memorandum in Response was sent by messenger to Frances Floriano Goins, Squire, Sanders & Dempsey
L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for Plaintiff, this 23rd day of January, 1998.



                                   /s/ Michael J. Garvin
                                   -----------------------------------

                                    One of the attorneys for Defendants
                                    and Counterclaimants